Exhibit 10.43

Date	15 September 2005

Our Ref	CRC/CDT/LC/MG/DS/TRITI1
PRIVATE & CONFIDENTIAL
Trio-Tech International Pte Ltd
1008 Toa Payoh North
#03-09/18
Toa Payoh Industrial Estate
Singapore 318996

Attention:	Mr Victor Ting
Chief Financial Officer

Manish Gupta
Telephone No. 6530 3206
Dear Sirs
BANKING ARRANGEMENTS
Standard Chartered Bank (the “Bank”) is pleased to confirm its willingness to continue to make available to Trio-Tech International Pte Ltd (the “Customer”) the uncommitted banking and treasury facilities (the “Facilities”) outlined below on the following terms and conditions, subject to the Bank’s Standard Terms and Conditions, as set out in CRC Form 338-0105 attached hereto, and to the satisfactory completion of documentation:-
BANKING FACILITIES

	AMOUNT	DESCRIPTION AND PRICING
1)	SGD750,000	Overdraft in Singapore Dollar (SGD) current account, repayable upon demand, to assist with working capital requirements.

Interest at SGD prime plus 0.25% p.a. payable monthly in arrears to the debit of the Customer’s SGD current account.

1a)	(USD200,000)	Overdraft in United States Dollar (USD) current account, repayable upon demand, to assist with working capital requirements.

Interest at USD prime plus 0.25% p.a. payable monthly in arrears to the debit of the Customer’s USD current account.

Condition for limits 1) and 1a):

In the event that the Bank’s prime rate is lower than its 1-month cost of funds rate, the Bank reserves the right to convert the prime rate to its 1-month cost of funds rate.

1b)	(SGD750,000)	Short term loan in Singapore Dollar (SGD) for periods of 1, 2 or 3 months.

Interest at Cost of Funds plus 3% p.a.

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Standard Chartered Bank
Credit Risk Control
Wholesale Banking
1 Tampines Central 5, CPF Tampines Building #03-01

Singapore 52950B	Tel +65 6876 0888
Robinson Road P. O. Box 1901, Singapore 903801	Fax +65 6260 2513
Incorporated in England with limited liability by Royal Charter 1853
The Principal Ollico of the Company is situated in England at 1 Aldarmanbury Square London EC2V 7SB Releronco Number ZC1B

Note:

		i)	Interavailability between the short term money market loans and the overdraft facility is at the sole discretion of the Bank.

		ii)	The Bank may at any time at its sole discretion suspend the availability of prime-based funds by reason or circumstances affecting the money market including but not limited to volatile rate fluctuations or tight liquidity.

		iii)	Drawings under limits 1) to 1b) are at all times subject to the availability of funds.

		iv)	Combined aggregate outstandings under limits 1) to 1b) must not exceed SGD750.000 at any one time.

2)	SGD2,000,000	For opening irrevocable letters of credit, drafts at sight and/or usance for period up to 120 days, covering the import of electronic test equipment and accessories into Singapore and/or Malaysia.

Commission at standard pricing.

2a)	(SGD1,500,000)	Loans against trust receipts and/or acceptance against trust receipts for period up to 120 days, covering the release of goods imported under and complementary to limit 2).

Interest at SBFR during the term of each trust receipt.

2b)	(SGD1,500,000)	Shipping guarantees may be issued to secure the release of goods imported under letters of credit or collection bills routed through the Bank.

Commission at standard pricing.

2c)	(SGD1,500,000)	For opening irrevocable letters of credit, drafts at sight and/or usance for period up to 120 days, covering the import of electronic test equipment and accessories in favour of Singapore and Malaysian suppliers.

Commission at standard pricing.

2d)	(SGD1,000,000)	Loans against imports by way of promissory notes covering collection DA and DP bills for period up to 120 days, including original usance period. Financing of approved suppliers’ invoices are also permitted but at the sole discretion of the Bank.

Commission at 0.25% flat.

Interest at SBFR during the term of each trust receipt.

Condition

Proceeds of invoice financing are to be paid direct to suppliers and not credited to the Customer’s account.

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2e) (SGD1, 500,000)	For issuing customs and other non-shipping guarantees for period not exceeding 12 months, except for guarantees favouring the following government bodies for the identified purpose which may be issued for period up to 36 months:

a) Jurong Town Council — Rental Deposit

b) Ministry of Manpower — Security Deposit for foreign workers

c) Utility provider for the Customer — Security Deposit for power supply

Counter indemnities are to be held.

Commission at standard pricing.

2f) (SGD1,500,000)	For issuing advance payment guarantees / performance bonds / retention bonds for period not exceeding 12 months.

Counter indemnities are to be held.

Commission at standard pricing.

2g) (SGD1, 000,000)	For issuing tender bonds For period not exceeding 6 months.

Counter indemnities are to be held.

Commission at standard pricing.

Note:

1 . Combined aggregate outstandings under limits 2) to 2g) must not exceed SGD2,000,000 at any one time.

2.   Limits 1 & 2 and Treasury Facilities may at the Bank’s discretion be made inter-available to Universal (Far East) Pte Ltd subject to the execution of a corporate guarantee from Trio Tech International Pte Ltd, to be supported by a board resolution.

3) SGD416,700	Paid down balance of a 3-year term loan to support purchase of equipment for work/ contract with Advanced Micro Devices.

Interest at SGD Prime plus 0.5% p.a.

Tenor

3 years from date of drawdown

Repayment

Repayable in 35 equal monthly instalments of SGD27,777 (excluding interest) and final instalment of SGD27,805 (excluding interest). Repayment to begin one month after date of first drawdown.

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Prepayment

Partial repayment will be applied in inverse order of maturity and may not be redrawn. The Customer is to give at least 30 days written notice before such repayment is effected.

Cancellation Fee

A fee of 1% flat on the amount prepaid if full prepayment is made within one year from the date of first drawdown.

4) SGD2,500,000	A 3-year term loan to support purchase of equipment for work/ contract with Advanced Micro Devices.

Interest at Cost of Funds plus 3.5% p.a.

Tenor

3 years from date of first drawdown.

Drawdown

Drawdown in one tranche against documentary confirmation to be presented to the Bank, that related contract has been awarded. 3 days notice to be given before drawdown. Loan to be fully drawn by 31 December 2005.

Repayment

Repayable in 35 equal monthly instalments of SGD70,000 (excluding interest) and final instalment of SGD50,000 (excluding interest). Repayment to begin one month after date of first drawdown.

Prepayment

Prepayment penalty at 1.0% and partial repayment will be applied in inverse order of maturity and may not be redrawn. The Customer is to give at least 30 days written notice before such repayment is effected.

Cancellation Fee

A fee of 1% flat on the amount prepaid if full prepayment is made within one year from the date of first drawdown or if any portion of the proposed term loan is not drawdown.

Commitment Fee

A fee of 1% of the undrawn amount up to the availability dale is payable.

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TREASURY FACILITIES
Foreign Exchange Facilities
The Bank will be pleased to quote rates for foreign exchange forward transactions up to 120 days. Quotes for same day or next day settlement can normally be provided subject to the currency involved and the time of day. Such quotes will always be at the sole discretion of the Bank.
Currency and Interest Rate Risk Management Facilities
The Bank will also be pleased to quote rates for currency and interest rate options and swaps, including structures customised to meet the Customer’s specific requirements. Interest rate and cross currency swaps may be transacted for tenors of up to 120 days.
Mandate
Prior to undertaking any transaction with the Bank, the Customer will provide to the Bank a certified true copy of the Customer’s Board of Director’s Resolution (in the form attached) together with the Dealing Mandate, duly authorised written instructions which authorise:
a)	named individuals to enter into relevant transactions on behalf of the Customer by telephone or by any other method acceptable to the Bank; and

b)	named individuals to sign the confirmation and written instructions to the Bank regarding settlement and payment of transactions, together with specimen signatures of those persons named under sub-clause (b) above.
The Customer is obliged to keep these instructions current by informing the Bank at the address specified herein of any changes. The Customer will be responsible for, and the Bank accepts no liability for, any loss incurred as a result of an individual who purports to be authorised by the Customer to enter into relevant transactions but who is not actually so authorised.
Documentation
Transactions in currency and interest rate risk management products will be governed by a master agreement to be entered into before dealings commence. The Bank encourages the use of the ISDA 2002 Master Agreement to govern its foreign exchange transactions with customers and if there is not already such an agreement in place between the Bank and the Customer, and the Bank considers that such an agreement is desirable, we will contact you regarding establishing such an agreement. Until a master agreement is established to apply to foreign exchange transactions, all such transactions will be subject to the attached Terms and Conditions for Foreign Exchange Business and, by entering into foreign exchange transactions, the Customer agrees to be bound by such Terms and Conditions for Foreign Exchange Business.
SECURITY
Security for the above Facilities and for facilities which may be extended by the Bank to the Customer from lime to time:-
1)	Existing registered charge over fixed deposits of SGD2,000,000 or its equivalent in the name of the Customer and supported by a board resolution.
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2)	Existing corporate guarantee for SGD2,500,000 executed by Trio-Tech International, United States of America, supported by a board resolution, held by Standard Chartered Bank, New York.
CONDITIONS
1)	Loans to parent company Trio-Tech International, United States of America (directly and indirectly) and associated companies must not exceed SGD3,500,000 at all times.

These loans are defined as the aggregate of any current and long term, non-trade amounts owing to the Customer.

2)	The Customer shall maintain a minimum networth of SGD7,000,000 at all times.

Networth is defined as the aggregate of paid-up capital and revenue reserves, excluding revaluation reserves and deducting any loans made to the directors in their personal capacities or to the parent company, Trio-Tech International, United States of America directly and indirectly or other related companies and other intangible assets.

3)	Gearing ratio of the Customer shall not exceed 1,0 time at all times.

Consolidated gearing ratio is defined as total external debts : networth.

4)	Any dividends to be declared are subject to prior written consent from the Bank which will not be unreasonably withheld.

5)	The Customer shall submit to the Bank its quarterly management accounts and its operating subsidiaries including Trio-Tech International (M) Sdn Bhd, Trio-Tech (KL) Sdn Bhd and Trio-Tech (Bangkok) Co Ltd within 75 days from the end of each period.

6)	The Customer shall submit to the Bank its quarterly lists of stocks and ageing debtors (trade and non-trade, including related company debts) within 75 days from the end of each period and stocks shall be subject to periodic inspection by the Bank’s officers.
INTEREST
The Bank’s United States Dollar and Singapore Dollar prime lending rate are currently 6.5% p.a. and 5.75% p.a. respectively and are subject to fluctuation without prior notice but the rate and any changes thereto are notified in the press and are featured in the Bank’s statements of account and on notices displayed at the Bank’s branches.
The Bank’s Standard Bills Finance Rate (SBFR) for all Trade Finance related loans is also subject to fluctuation without prior notice and will be determined by the Bank according to market forces but the prevailing rate and any changes thereto are featured in the Bank’s Trade Finance statements and are available on request from our Trade Customer Services Centre. The SBFR for Singapore Dollar denominated Trade loans is currently 5.75% p.a. and for Foreign Currency Trade loans is the respective currency’s local inter-bank offer rate or Cost of Funds (i.e. SIBOR) for three months or such other period as the Bank in its discretion may consider appropriate.
EXCLUSION OF RIGHTS OF THIRD PARTIES
A person who is not a party to this Facility Letter has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) to enforce or enjoy the benefit of any terms of the Facility Letter.
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ACCEPTANCE
This offer will remain open for acceptance for a period of thirty days from the date of this letter.
To confirm your acceptance of this offer, please return the attached duplicate copy of this letter duly signed in acceptance together with a certified true extract of the board resolution as per specimen attached to:
Standard Chartered Bank
Client Relationships
Credit Operations
CPF Tampines Building #03-01
1 Tampines Central 5
Singapore 529508
Attention          : Ms Diana Soh
This Facility Letter supersedes all previous facility letters.
DOCUMENTATION
We enclose a set of documents which should be duly completed and returned to the Bank at the above mentioned address.
With respect to the Treasury Facilities for Universal (Far East) Pte Ltd, a certified true copy of the Customer’s Board of Director’s Resolution (in the form attached) together with the Dealing Mandate (in the form attached) should be duly completed and returned to the Bank at the above mentioned address.
AVAILABILITY AND REPAYMENT
The above Facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that it will at all times be available at the sole discretion of the Bank. Notwithstanding any provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment of all or any part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the Facilities and all further utilisation of the Facilities.
We are pleased to make this offer of banking facilities and look forward to receiving your formal acceptance in due course.
Should you require any assistance pertaining to the completion of documentation, you may contact Ms Diana Soh at telephone no. 6780 7510.
Yours faithfully
For and on behalf of
Standard Chartered Bank

/s/ Manish Gupta Manish Gupta
Vice President
Local Corporates
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We confirm the Customer’s acceptance of the Facilities on the terms and conditions outlined in this letter dated 15 September 2005

/s/ Yong Siew wai for and on behalf of Trio-Tech International Pte Ltd

/s/ Yong Siew wai for and on behalf of Universal (Far East) Pte Ltd
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